Exhibit 5.1

Meridian3 Industrials Acquisition Corp 1330 Avenue of the Americas Suite 23A New York, NY 10019	June 29, 2026 Your ref: Project M3 Our ref: 41-41112755

Initial Public Offering of Units of Merdian3 Industrials Acquisition Corp

We have acted as special United States counsel to Meridian3 Industrials Acquisition Corp, a Cayman Islands exempted company (the “Company”), in connection with the initial public offering by the Company of up to 20,125,000 units of the Company (the “Units”) (including up to 2,625,000 Units subject to an over-allotment option), each Unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share (“Class A Ordinary Shares”), and one-half of one redeemable warrant of the Company (each whole warrant, a “Warrant”), each Warrant exercisable to purchase one Class A Ordinary Share. The Units, and the Class A Ordinary Shares and Warrants, in each case, included as part of the Units, are collectively referred to herein as the “Securities.” The Securities are included on a registration statement on Form S-1, initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 4, 2026 (as amended, the “Registration Statement,” and the related prospectus contained therein, the “Prospectus”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Units, the Shares, and the Warrants.

In rendering the opinions expressed below, we have reviewed:

(a)	the form of the Company’s Amended and Restated Memorandum and Articles of Association;
(b)	the Registration Statement;
(c)	the Prospectus;

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(d)	the form of Underwriting Agreement proposed to be entered into between the Company and Cantor Fitzgerald & Co. (the “Underwriting Agreement”);
(e)	the form of warrant agreement (the “Warrant Agreement”) proposed to be entered into by the Company and Continental Stock Transfer & Trust Company;
(f)	(f) the form of Unit certificate (together with the Warrant Agreement and the Underwriting Agreement, the “Transaction Documents”);
(g)	such of the corporate proceedings with respect to the issuance and sale of the Securities as have occurred prior to or as of the date hereof; and
(h)	such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

With your approval, we have assumed: (a) the due organization, valid existence and good standing of the Company; (b) the genuineness of all signatures on documents reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies; (c) that each party to the Transaction Documents has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it; (d) the accuracy as to factual matters of the representations and warranties contained in the records, documents, instruments and certificates reviewed by us; (e) compliance with the agreements and undertakings contained in the Transaction Documents by the parties thereto; (f) the application of the proceeds of the sale of the Units in the manner set forth in the section “Use of Proceeds” in the Registration Statement; (h) that the purchase and the any re-offer and resale of the Units have been and will be conducted solely in the manner and under the circumstances contemplated by the Transaction Documents; (i) that the Company has the corporate power and authority to execute, deliver and perform all its obligations under the Transaction Documents, including the issuance and sale of the Units and Warrants; and (j) the compliance of the Company with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents, including the issuance and sale of the Units and Warrants.

Based upon and subject to the foregoing, and subject to the limitations set forth below, we are of the opinion that:

(i)	When the Registration Statement becomes effective under the Securities Act and the Units are duly issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, the Units will constitute valid

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and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(ii)	When the Registration Statement becomes effective under the Securities Act and the Units are duly issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, the Warrants included in the Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions in paragraphs (i) and (ii) above are subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights, (b) judicial discretion and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) public policy considerations.

Our opinions in paragraphs (i) and (ii) above are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United States of America and we are expressing no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm in the prospectus of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,